Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), is made and entered into this 31st day of December, 2004, by and among Magic Media Networks, Inc., a Delaware corporation ("MAGIC"),  ALW Communications, Inc., a Florida corporation ("Seller"), and Alec Lindenauer and Lou Wolfson (collectively, the "Seller Shareholders"); each, individually, a "party," and, collectively, "parties."

Recitals

A.        This Agreement provides for the reorganization (the "Reorganization") of Seller with MAGIC, and in connection therewith, the exchange of the outstanding shares of Seller for shares of common voting stock of MAGIC.

B.         The boards of directors of MAGIC and Seller and the Seller Shareholders have determined, subject to the terms and conditions set forth in this Agreement, that the exchange contemplated hereby, as a result of which Seller will become a direct or indirect wholly owned subsidiary of MAGIC, is desirable and in the best interests of MAGIC, Seller and their respective stockholders.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed exchange.

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLER

As an inducement to and to obtain the reliance of MAGIC, Seller and the Seller Shareholders represent and warrant as follows:

Section 1.1

Organization.   Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Attached as Schedule 1.1, is a complete and correct copy of the articles of incorporation of Seller as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Seller's articles of incorporation.  Seller has full power, authority and legal right and has taken all action required by law, its articles of incorporation or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2

Capitalization.   The authorized capital stock of the Seller consists of a total sum of one thousand (1,000) shares of common stock, no par value.  Each of Alec Lindenauer and Lou Wolfson is the owner of five hundred (500) shares of the Seller's authorized capital stock, all of which shares were issued pursuant to Common Stock Share Information Statements in lieu of stock certificates, pursuant to Section 607.0626 of the Florida Statutes.  As of the Closing Date hereof, all of the outstanding shares of Seller will be owned by Alec Lindenauer and Lou Wolfson. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Seller has no other securities, warrants or options authorized or issued.

Section 1.3

Subsidiaries.   Except as otherwise set forth in the Seller Schedules attached hereto, Seller does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other entity.

Section 1.4

Financial Statements.   Attached hereto as Schedule 1.4 are Seller's and NHTN's (as defined in Section 4.6 herein) combined, unaudited financial statements (including any predecessor companies) including a balance sheet, statement of operations, stockholders' equity and cash flows and notes thereto, dated as of December 31, 2003 and October 31, 2004.  Relevant thereto:

(a) the Seller balance sheet presents fairly as of its date the financial condition of Seller; Seller does not have, as of the date of such balance sheet, except as noted and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto and all material assets reflected therein are properly reported and present fairly the value of the assets of Seller, in accordance with generally accepted accounting principles;

(b) Seller has no material liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(c) Seller has filed all, state, federal and local income tax returns required to be filed by it from inception to the date hereof, if any; and

(d) the books and records, financial and others, of Seller are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

(e) MAGIC has agreed to retain its independent auditor, Michael F. Cronin, CPA to audit the Seller financial statements for the periods ended December 31, 2003 and October 31, 2004. MAGIC has agreed to be responsible for the payment of all fees and expenses of Michael F. Cronin,CPA in connection with the Seller audits.

Section 1.5

Absence of Certain Changes or Events.   Except as set forth in this Agreement (including the Schedules), or as otherwise disclosed to MAGIC, since October 31, 2004:

(a) there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of Seller; or (ii) any damage, destruction or loss to Seller (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Seller;

(b) Seller has not: (i) amended its articles of incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed or agreed to purchase or redeem any of its shares; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Seller; (iv) made any material change in its method of operation or accounting; or (v) entered into any other material transaction;

(c) Seller has not:  (i) excepting the payment of legal fees in connection with the negotiation and consummation of the transactions contemplated by this Agreement in an amount less than Seven Thousand Dollars ($7,000.00), borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) excepting the payment of legal fees in connection with the negotiation and consummation of the transactions contemplated by this Agreement in an amount less than Five Thousand Dollars ($5,000.00), paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Seller balance sheet and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights; (iv) made or permitted any amendment or termination of any contract, agreement or license to which it is a party; or (v) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities, including debentures (whether authorized and unissued or held as treasury stock); and

(d) to the best knowledge of Seller, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Seller.

Section 1.6

Title and Related Matters.   Excluding any real property, which Seller does not own, Seller has good and marketable title to and is the sole and exclusive owner of all of its properties, interests in properties and assets (collectively, the "Assets") which are reflected in the Seller audited balance sheet, or are being used by Seller but not appearing on the Seller balance sheet, such as intangibles and intellectual property, or acquired after that date (except properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges or encumbrances except: (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Seller Schedules.  Except as set forth in the Seller Schedules, no third party has any right to, and Seller has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial conditions or income of Seller or any material portion of its properties, assets or rights.

Section 1.7

Litigation and Proceedings.   To the best of Seller's knowledge and belief, except as disclosed in the financial statements, there are no actions, suits, proceedings or investigations pending or threatened by or against Seller or affecting Seller or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that if determined adversely would have a material adverse effect on the business, operations, financial condition or income of Seller.  Seller does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.8

Contracts.   Except as included or described in Schedule 1.8 attached hereto:

(a) there are no material contracts, agreements or other commitments to which Seller is a party or by which it or any of its assets, products, technology or properties are bound; and

(b) except as included or described in the Seller Schedules or reflected in the most recent Seller balance sheet in the Seller Schedules; Seller is not a party to any:  (i) employment agreement for any officer or employee which is not terminable on thirty (30) days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) consulting or other similar contracts; (v) collective bargaining agreements; (vi) agreement with any present or former officer or director of Seller; or (vii) contract, agreement or other commitment involving payments by it of more than $5,000 in the aggregate.

Section 1.9

Material Contract Defaults.   Except as set forth in the Seller Schedules, to the best of Seller's knowledge and belief, Seller is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Seller.

Section 1.10

No Conflict with other Instruments.   To the best of Seller's knowledge and belief, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Seller is a party or to which any of its properties or operations are subject.

Section 1.11

Governmental Authorizations.   To the best of Seller's knowledge, Seller has all licenses, franchises, permits or other governmental authorizations legally required to enable Seller to conduct its business in all material respects as conducted on the date hereof and no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

Section 1.12

Compliance with Laws and Regulations.   To the best of Seller's knowledge, except as disclosed in the Seller Schedules, Seller has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Seller or would not result in Seller's incurring any material liability.

Section 1.13

Approval of Agreement.   The Shareholders of Seller have authorized the execution and delivery of this Agreement by Seller and have approved the transactions contemplated hereby.

Section 1.14

Material Transactions or Affiliations.   Except as disclosed herein and in the Seller Schedules, there exists no material contract, agreement or arrangement between Seller and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Seller to own beneficially, ten percent (10%) or more of the issued and outstanding Seller capital stock and which is to be performed in whole or in part after the date hereof.

Section 1.15

Principals of Seller.  During the past five-year period, except as disclosed on Schedule 1.17, no officer or director of Seller has been the subject of

(a) a petition under the Federal bankruptcy laws or any other insolvency law nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated);

(c) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities: (i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of  any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) Engaging in any type of business practice; or (iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws.

(d) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity; or

(e) a finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission ("SEC") to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES OF MAGIC

As an inducement to, and to obtain the reliance of Seller and the Seller Shareholders, MAGIC represents and warrants as follows:

Section 2.1

Organization.   MAGIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it are now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the MAGIC Schedules (as hereinafter defined) are complete and correct copies of the certificate of incorporation and bylaws of MAGIC as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of MAGIC's certificate of incorporation or bylaws.  MAGIC has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement.  MAGIC has full power, authority and legal right and has taken all action required by law, its certificate of incorporation, bylaws or otherwise to consummate the transactions herein contemplated.

Section 2.2

Financial Statements.   Included in the MAGIC Schedules attached hereto are the audited balance sheet of MAGIC for the fiscal years ended October 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the years then ended, and the unaudited balance sheet and related statement of operations, stockholders' equity and cash flow for the nine month period ended July 31, 2004, relevant thereto:

(a) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.  The MAGIC balance sheets present fairly as of their respective dates the financial condition of MAGIC. MAGIC did not have as of the date of any of such MAGIC balance sheets, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of MAGIC, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and changes in financial position reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(b) The books and records, financial and others, of MAGIC are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

Section 2.3

Information.   The information concerning MAGIC as set forth in this Agreement and in the MAGIC Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.4 [Intentionally Omitted]

Section 2.5

Absence of Certain Changes or Events.   Except as described herein or in the MAGIC Schedules, since July 31, 2004:

(a) MAGIC has not:  (i) amended its certificate of incorporation or bylaws; (ii) made any material change in its method of management, operation or accounting;

(b) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of MAGIC, or (ii) any damage, destruction or loss to MAGIC (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of MAGIC; and

(c) to the best knowledge of MAGIC, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of MAGIC.

Section 2.6

Litigation and Proceedings.  There are no actions, suits or proceedings pending or, to the best of MAGIC's knowledge and belief, threatened by or against or affecting MAGIC, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

Section 2.7

No Conflict with other Instruments.   The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust or other contract, agreement or instrument to which MAGIC is a party or to which any of its properties or operations are subject.

Section 2.8

Contract Defaults.   To the best of MAGIC's knowledge and belief, MAGIC is not in default in any respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of MAGIC, and there is no event of default in any respect under any such contract, agreement, lease or other commitment in respect of which MAGIC has not taken adequate steps to prevent such a default from occurring.

Section 2.9

Governmental Authorizations.   To the best of MAGIC's knowledge, MAGIC has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by MAGIC of the transactions contemplated hereby.

Section 2.10

Compliance with Securities Laws and Regulations.   To the best of MAGIC's knowledge and belief, MAGIC has complied with all applicable securities statutes and regulations of any federal, state or other governmental entity or agency thereof.  Further, MAGIC is, as of the date of this Agreement, a "reporting company" under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), and is current in filing all reports required to be filed pursuant to said Act.

Section 2.11

Approval of Agreement. The board of directors of MAGIC has authorized the execution and delivery of this Agreement by MAGIC and has approved the transactions contemplated hereby and the stockholders of MAGIC are not required under the laws of Delaware to approve the transactions contemplated hereby.

Section 2.12 [Intentionally Omitted]

Section 2.13

Principals of MAGIC.  During the past five year period, no officer or director of MAGIC has been the subject of:

(a) a petition under the Federal bankruptcy laws or any other insolvency law nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated);

(c) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities: (i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of  any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) Engaging in any type of business practice; or (iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

(d) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity; or

(e) a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

Section 2.14

SEC Filings. None of MAGIC's SEC filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of such filings.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURE

Section 3.1

Consideration

In exchange for all of the issued shares of Seller capital stock, MAGIC shall issue at the Closing (as defined in Section 3.5 herein) to the Seller Shareholders, in total, one million two hundred eighty-two thousand three hundred fifty-three (1,282,353) shares of MAGIC common stock (the "MAGIC Shares").

The MAGIC Shares shall be distributed to the Seller Shareholders pro rata to their existing ownership in Seller, as set forth in Section 1.2 herein.

Section 3.2

Restricted Shares.

(a) None of the MAGIC Shares to be issued to the Seller shareholders, as described in Section 3.1, shall, at the time of Closing,  be registered under Federal securities' laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").  All of such shares shall bear a legend worded substantially as follows: "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are ‘restricted securities' as that term is defined in Rule 144 under the Act.  The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

(b) The transfer agent of MAGIC shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above.

Section 3.3

Tax Treatment.  The transaction contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code.  MAGIC and Seller acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

Section 3.4

Events Prior to Closing.   Upon execution hereof or as soon thereafter as practical, management of MAGIC and Seller shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced hereinbelow.

Section 3.5

Closing.   Unless this Agreement shall have been terminated pursuant to Section 3.6 herein,  a closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Seller's counsel on December 31, 2004, or on such other date as may be mutually agreed (the "Closing Date").

Closing Deliveries.  At the Closing:

            (a)        Seller will deliver to MAGIC:

                        (i)         common stock share information statements by each of Alec Lindenauer and Lou Wolfson representing all ALW Shares, duly endorsed for transfer to MAGIC;

                        (ii)        the Seller's Closing Certificate (pursuant to Section 5.3 herein); and

                        (iii)       the Seller Shareholders' Investment Letter (pursuant to Section 5.5 herein).

            (b)        MAGIC will deliver to Seller and/or the Seller Shareholders, as applicable:

                        (i)         the MAGIC Shares (pursuant to Section 3.1 herein);

                        (ii)        the MAGIC Officer's Certificate (pursuant to Section 6.2 herein); and

                        (iii)       the MAGIC Directors' Certificate (pursuant to Section 6.2 herein).

Section 3.6

Methods of Termination.  This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time upon notice to the other party on or prior to the Closing Date:

(a) by mutual written consent of MAGIC and Seller;

(b) By MAGIC if any condition in Article V herein has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of MAGIC to comply with its obligations under this Agreement and/or, if applicable, the NHTN Stock Purchase Agreement (as defined in Section 4.6 herein)), and MAGIC has not waived such condition on or before such date;

(c) By Seller if any condition in Article VI herein has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement and/or, if applicable, the NHTN Stock Purchase Agreement (as defined in Section 4.6 herein)), and Seller has not waived such condition on or before such date; or

(d) By either MAGIC or Seller, if the Closing shall not have occurred on or before the Closing Date or the Termination Date, as applicable; provided, however, that the right to terminate this Agreement under this Section 3.6(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement and/or, if applicable, the NHTN Stock Purchase Agreement (as defined in Section 4.6 herein), has been the cause of or resulted in, the failure of the Closing Date to occur on or before the Termination Date.

(e) by the board of directors of either MAGIC or NHNI at any time prior to the Closing Date if (i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

Effect of Termination.

(a) Each party's right of termination under this Section 3.6 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to this Section 3.6, no party hereto shall have any liability or further obligation to any other party to this Agreement, except that the obligations of the parties in this Section 3.6 and all of the sections of Article 8 will survive; provided, however, that if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the non-terminating party's failure to comply with its obligations under this Agreement and/or, if applicable, the NHTN Stock Purchase Agreement (as defined in Section 4.6 herein), the terminating party may at its option enforce its rights against such breaching or defaulting party and seek any legal or equitable remedies which may be available, including without limitation specific performance.

(b) In the event of termination pursuant to this Section 3.6, each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE IV

SPECIAL COVENANTS

Section 4.1

Access to Properties and Records.   Upon reasonable prior notice to Seller and during Seller's normal business hours, Seller will afford to the officers and authorized representatives of MAGIC full access to the properties, books and records of Seller, in order that MAGIC may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Seller and Seller will furnish MAGIC with such additional financial and operating data and other information as to the business and properties of Seller, as MAGIC shall from time to time reasonably request.

Section 4.2

Information for MAGIC Public Reports.   Seller will furnish MAGIC with all information concerning Seller and the  Seller Shareholders, including all financial statements, required for inclusion in any registration statement or public report intended to be filed by MAGIC pursuant to the Securities Act of 1933, the Exchange Act, or any other applicable federal or state law.  Seller covenants that all information so furnished, including the financial statements described in Section 1.4, shall be true and correct in all material respects without omission of any material fact required to make the information stated not misleading.  Notwithstanding any language to the contrary in this Section 4.2 or otherwise in this Agreement, (a) each of the parties hereto shall consult with the other before issuing any press release or otherwise making any public statement or making any other public disclosure relating to this Agreement or the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other, which approval shall not be unreasonably withheld, except as may be required by law, and (b) neither the Seller nor the Seller Shareholders shall assume any liability in connection with MAGIC's reporting requirements under the Securities Act of 1933, the Exchange Act, or any other applicable federal or state law, or in connection with any other public dissemination by MAGIC, including without limitation any press releases.

Section 4.3

Third Party Consents.   MAGIC and Seller agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.4

Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the MAGIC or Seller Schedules or as permitted or contemplated by this Agreement, the parties hereto will each use its best efforts to (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business; (v) maintain and preserve its business organization intact, retain its key employees and maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, Seller will not, without the prior consent of the MAGIC (i) except as otherwise specifically set forth herein, make any change in its charter documents; (ii) declare or pay any dividend on its outstanding shares of capital stock, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein; (iii) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers; (iv) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock; or (v) purchase or redeem any shares of its capital stock, except as disclosed herein.

(c) Between the date of this Agreement and the Closing Date, each of the parties hereto, to the extent applicable, will use their best efforts to cause the closing conditions in Articles 5 and 6 to be satisfied.

Section 4.5

Indemnification .

(a) Seller and the Seller Shareholders hereby agrees to indemnify MAGIC and each of the officers, agents and directors of MAGIC as of the date of execution of this Agreement against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any (i) inaccuracy appearing in or misrepresentation made in this Agreement by Seller or the Seller Shareholders, or (ii) breach of any covenant or obligation of Seller or the Seller Shareholders in this Agreement or in any Schedule delivered by Seller pursuant to this Agreement.  To the extent that any amounts are due and payable by Hotel TV to either of the Seller Shareholders pursuant to any employment agreements with Hotel TV on the date at which MAGIC is entitled to indemnification from Seller pursuant to this Section 4.5(a), each of the Seller Shareholders agrees to assign fifty percent (50%) of said amounts to MAGIC, and MAGIC's right of indemnification shall be offset by said amounts, until MAGIC's right of indemnification from Seller is satisfied in full.  Except as specifically provided elsewhere in this Agreement, the indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of  twenty-four (24) months.

(b) MAGIC  hereby agrees to indemnify Seller and each of the officers, agents, current members of Seller as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any (i) inaccuracy appearing in or misrepresentation made in this Agreement by MAGIC, or (ii) breach of any covenant or obligation of MAGIC in this Agreement.  Except as specifically provided elsewhere in this Agreement, the indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of  twenty-four (24) months.

(c)        Notwithstanding any of the indemnification provisions under this Agreement to the contrary, each of the parties hereto acknowledges and agrees that neither party shall be entitled to indemnification, and neither party shall be obligated to indemnify the other, pursuant to this Agreement and/or the NHTN Stock Purchase Agreement (as defined in Section 4.6 herein), (i) in any amount less than One Thousand Dollars ($1,000.00) for any individual claim, and (ii) in any amount in excess of Seventy-Five Thousand Dollars ($75,000.00), in the aggregate.

Section 4.6

National Hotel Television Network Stock Purchase Agreement.  Contemporaneously with the signing of this Agreement by the parties hereto, each of MAGIC, National Hotel Television Network, Inc., a Florida corporation ("NHTN") and the sole shareholders of NHTN, Alec Lindenauer and Lou Wolfson, shall enter into a stock purchase agreement (the "NHTN Stock Purchase Agreement"), pursuant to which MAGIC will purchase all of the outstanding capital stock of NHTN.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF MAGIC

The obligations of MAGIC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived by MAGIC, in whole or in part):

Section 5.1

Accuracy of Representations.   The representations and warranties made by Seller and the Seller Shareholders in this Agreement were true when made and shall be true in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Seller and the Seller Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller and the Seller Shareholders prior to or at the Closing. As further set forth in Section 5.3 herein, MAGIC shall be furnished with a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the foregoing effect.

Section 5.2

Shareholder Approval. The Shareholders of Seller shall have approved this Agreement and the transactions contemplated thereby.

Section 5.3

Officer's Certificate.   MAGIC shall have been furnished with a certificate (the "Seller's Closing Certificate") dated the Closing Date and signed by a duly authorized officer of Seller to the effect that:  (a) the representations and warranties of Seller and the Seller Shareholders set forth in the Agreement and in all Schedules furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) Seller and the Seller Shareholders have performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since the date of Seller's Balance Sheet of October 31, 2004, and other than as previously disclosed to MAGIC in writing, Seller has not entered into any material transaction other than transactions which are usual and in the ordinary course of its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Seller, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Seller Schedules, by or against Seller which might result in any material adverse change in any of the assets, properties, business or operations of Seller.

Section 5.4

No Material Adverse Change.   Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Seller.

Section 5.5

Investment Letters.  MAGIC shall have received from the Seller Shareholders a letter commonly known as an "investment letter" (the "Seller Shareholders' Investment Letter") agreeing that the shares of MAGIC common stock (the "Shares") to be received in the Reorganization are, among other things, being acquired for investment purposes and not with a view to public resale, are being acquired for the investor's own account, and that the Shares are restricted and may not be resold without registration, except in reliance of an exemption therefrom under the Securities Act of 1933.

Section 5.6

Other Items.   MAGIC shall have received from Seller and the Seller Shareholders such further documents, certificates or instruments relating to the transactions contemplated hereby as MAGIC may reasonably request.

Section 5.7

National Hotel Television Network.  Contemporaneously with the Closing, MAGIC shall have acquired 100% of the capital stock of NHTN pursuant to the terms and conditions of the NHTN Stock Purchase Agreement.

Section 5.8

Seller's Performance.  All of the covenants and obligations that Seller and the Seller Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.  Each document required to be delivered by Seller and the Seller Shareholders at the Closing pursuant to Section 3.5 herein must have been delivered.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing Date (unless otherwise indicated herein), of the following conditions (any of which may be waived by Seller, in whole or in part):

Section 6.1

Accuracy of Representations.   The representations and warranties made by MAGIC in this Agreement were true when made and shall be true in all material respects as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and MAGIC shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by MAGIC prior to or at the Closing.  As further set forth in Section 6.2 herein, Seller shall have been furnished with a certificate, signed by a duly authorized executive officer of MAGIC and dated the Closing Date, to the foregoing effect.

Section 6.2

 Closing Certificates.   Seller shall be furnished with a certificate (the "MAGIC Officer's Certificate") dated the Closing Date and signed by a duly authorized officer of MAGIC to the effect that:  (a) the representations and warranties of MAGIC set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) MAGIC has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Closing Date; and (c) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of MAGIC, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the MAGIC Schedules,  by or against MAGIC which might result in any material adverse change in any of the assets, properties, business or operations of MAGIC. At the Closing, Seller shall also be furnished with a certificate (the "MAGIC Directors' Certificate") dated as of the Closing Date and signed by the secretary of MAGIC to the effect that the transactions contemplated by this Agreement have been adopted, ratified, confirmed and approved in all respects by the board of directors of MAGIC.

Section 6.3

No Material Adverse Change.   Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of, MAGIC.

Section 6.4

Issuance of Shares to Seller Shareholders.  The shares of restricted MAGIC common stock to be issued to the Seller Shareholders at Closing will be validly issued, nonassessable, and fully paid under Delaware corporation law and will be issued in a nonpublic transaction in compliance with all federal, state and applicable securities laws.

Section 6.5

Compliance with Reporting Requirements.   As of the Closing Date, MAGIC shall be current in and in compliance with all requirements of all filings required to be tendered to the Securities and Exchange Commission pursuant to the Exchange Act.

Section 6.6

Other Items.   Seller shall have received from MAGIC such further documents, certificates, or instruments relating to the transactions contemplated hereby as Seller may reasonably request.

Section 6.7

National Hotel Television Network.  Contemporaneously with the Closing, MAGIC shall pay each of Alec Lindenauer and Lou Wolfson all of the cash consideration due to them from the sale of all of the capital stock of NHTN pursuant to the terms and conditions of the NHTN Stock Purchase Agreement.

Section 6.8

MAGIC's Performance.  All of the covenants and obligations that MAGIC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.  Each document required to be delivered by MAGIC at the Closing pursuant to Section 3.5 herein must have been delivered.

ARTICLE VII

POST CLOSING COVENANTS

Section 7.1

Financial Statements.  After the Closing, MAGIC shall timely file a current report on Form 8-K to report the Reorganization.  In addition, for a period of 12 months following the Closing, MAGIC shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by MAGIC under the Securities Exchange Act of 1934.

ARTICLE VIII

MISCELLANEOUS

Section 8.1

Brokers and Finders.   Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement.  The parties each agree to indemnify the other against any claim by any third person not listed above for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.2

Law, Forum and Jurisdiction.   This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of Florida, without regard to conflicts of laws principles.  Each of the parties hereto hereby irrevocably submit to the jurisdiction of any Florida state or federal court sitting in Broward County, Florida over any action arising out of or relating to this Agreement.

Section 8.3

Notices.   Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to MAGIC:	Gordon Scott Venters 530 North Federal Highway Fort Lauderdale, FL 33301
If to Seller	ALW Communications, Inc. Attn: Alec Lindenauer, President 1940 Harrison Street, Suite 300 MR Hollywood, FL 33020
If to Seller Shareholder Alec Lindenauer	Alec Lindenauer 1501 South Ocean Drive, Apt. 1103 Hollywood, FL 33019
If to Seller Shareholder Lou Wolfson	Lou Wolfson 400 Leslie Drive, Apt. 227 Hallandale Beach, FL 33009

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or mailed.

Section 8.4

Attorneys' Fees.   In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.5

Confidentiality.   Each party hereto agrees with the other parties that, unless and until the Reorganization contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence the terms of this Agreement and the transactions contemplated hereby, as well as all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i) to the extent such data is or becomes a matter of public knowledge through no breach of this Agreement or is required by law to be published;  or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, any party hereto may make a disclosure of confidential information if said disclosure is ordered by any arbitrator, court or governmental authority, provided that the disclosing party provide the other party with immediate prior written notice of such order so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 8.5  Each of the parties hereto acknowledges and agrees that the other party's confidential information constitutes valuable, proprietary, special and unique assets, and that any breach or threatened breach of this Section 8.5 would cause irreparable injury for which money damages would be an inadequate remedy.  Accordingly, the injured party shall be entitled, without any requirement for security or the posting of any bond, to specific performance and injunctive and other equitable relief from the breach or threatened breach of any such covenant, in addition to and not in limitation of any other legal or equitable remedies which may be available.  The confidentiality provisions of this Section 8.5 shall survive any termination of this Agreement indefinitely.

Section 8.6

Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 8.7

Survival; Termination.   Except as otherwise provided herein, the representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

Section 8.8

Counterparts Facsimile Execution.   For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by fax machine is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, a fax or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document.

Section 8.9

Amendment or Waiver.   Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.10

Incorporation of Recitals.   All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

Section 8.11

Expenses.   Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefor.

Section 8.12

Headings; Context.   The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 8.13

Benefit.   This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 8.14 [Intentionally Omitted]

Section 8.15

Severability.   In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 8.16

Further Assurances.  At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

Section 8.17

Execution Knowing and Voluntary.   In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

MAGIC MEDIA NETWORKS, INC. By: Gordon Scott Venters Its: President	ALW COMMUNICATIONS, INC. By: Alec Lindenauer Its: Co-President By: Lou Wolfson Its: Co-President